Exhibit 10.1

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (the “Agreement”) is made this 8th day of March, 2013, by and between PACIFIC MERCANTILE BANK, a California banking corporation, (hereinafter collectively referred to as “PMB”), and CGB Asset Management, Inc., a California corporation (hereinafter referred to as “CGBAM”).

Recitals

WHEREAS, PMB presently owns and operates a commercial bank and certain other non-bank subsidiary entities in California;

WHEREAS, CGBAM and PMB are affiliates for purposes of the Federal Reserve System’s Regulation W, as a result of the control ownership interest in each of CGBAM and PMB held by Carpenter Fund Manager GP, LLC, a registered bank holding company;

WHEREAS, PMB requires various services, which may include but are not limited to managerial assistance, financial analysis and reporting and similar services;

WHEREAS, CGBAM is willing and able to provide such services to PMB;

WHEREAS, it is the desire of CGBAM and PMB to confirm by written agreement PMB’s engagement of CGBAM to perform for PMB certain functions and incur certain expenses in the specified areas and to consult with the Board of Directors and the officers of PMB and with the administrative staff in the areas designated and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, CGBAM and PMB (collectively referred to hereinafter as “the parties”) agree as follows:

1.	Provision of Services by CGBAM

(a)	Description of Services

Upon request by PMB, CGBAM shall furnish PMB with services including, but not necessarily limited to:

(i)	Managerial services provided by CGBAM representatives to PMB;

(ii)	Financial analysis and reporting services provided by CGBAM representatives to PMB; and

(iii)	Other services as may be agreed upon by the parties.

(b)	Acting on Behalf of PMB

From time to time, CGBAM may deem it advisable and CGBAM is authorized to enter into agreements with other persons, companies, or firms in order to properly perform the duties and obligations required of CGBAM under this Agreement with respect to the services to be provided as set forth herein. With regard to any such agreements, CGBAM shall be the exclusive agent of PMB for the purpose of negotiating the terms and conditions of said agreements provided, however, that CGBAM shall not enter into any such agreement on behalf of PMB unless the principal terms of such agreement have been approved by the Board of Directors of PMB.

(c)	Delivery of Services

CGBAM shall furnish services to PMB under this Agreement with personnel employed or selected by CGBAM and who are acceptable to PMB.

CGBAM shall give the same care to PMB’s work as it gives to its own work. However, CGBAM does not warrant the work free of error, and shall be liable only for its own gross negligence or willful misconduct.

(d)	Oversight

All services provided to PMB pursuant hereto are subject to oversight and review by the PMB Board of Directors, and CGBAM shall cause the provision of such services to be coordinated with appropriate PMB management personnel.

2.	Fees, Costs and Compensation

(a)	Written Description

At the outset of each engagement by PMB of CGBAM pursuant to this Agreement, the parties shall agree in writing on the scope of the services to be delivered, the overall rate of reimbursement to be paid by PMB to CGBAM for the services, and any other arrangements specific to that engagement.

(b)	Payment of Fees for Services

PMB shall reimburse CGBAM for services performed under this Agreement in such amounts as shall be agreed upon by the parties, which amounts shall not exceed the fair market value of the provided services, or, if the fair market value cannot be determined without unreasonable expense or effort, the cost of the provided services plus a commercially reasonable profit.

(b)	Reimbursement of Costs

PMB shall reimburse CGBAM for all costs incurred by CGBAM on behalf of and for the benefit of PMB in connection with the provision of services hereunder. Costs include, but are not limited to, payments made to third parties by CGBAM for services. Costs also include CGBAM’s out-of-pocket expenses and reasonable compensation for the services of CGBAM representatives providing services to PMB hereunder.

(c)	Billing and Payment

CGBAM shall provide PMB with a statement not later than five business days following the end of each calendar month which sets forth (1) a summary of the services rendered and related fees incurred during that month, (2) identification of CGBAM personnel providing services stating tasks performed and time spent recorded in increments of hours, half days or full days, and (3) a detailed listing of all costs incurred during that month, for which payment is requested.

PMB shall pay CGBAM not later than the 15th day of each calendar month for all fees and costs incurred by CGBAM on behalf of PMB and billed pursuant to Sections 2(a), 2(b) and 2(c) above.

3.	Consultant Status

CGBAM shall render services hereunder as a consultant and nothing in this Agreement shall be construed to characterize CGBAM or its representatives as employees of PMB.

4.	Term of Agreement

This Agreement shall be for a term of one (1) year from the date first set forth above, subject to earlier termination as provided in Section 5 of this Agreement. This Agreement shall automatically be renewed and extended for a one (1) year period upon the expiration of the initial one (1) year term and upon the expiration of any succeeding one (1) year term, unless either party notifies the other in writing not less than thirty (30) days prior to such expiration of its intention not to renew or extend this Agreement.

5.	Early Termination

Either party may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party.

6.	Indemnification

In consideration of the services to be rendered by CGBAM and the fees to be paid by PMB hereunder, CGBAM and PMB hereby agree to indemnify and save each other harmless from and against any and all claims, demands, actions, proceedings, judgments, losses, damages, counsel fees, payments, expenses and liabilities whatsoever which CGBAM or PMB at any time may sustain or incur by reason of the willful misconduct or negligence of personnel assigned by CGBAM or PMB, respectively, to perform this Agreement. In this connection, CGBAM and PMB agree to notify the other party promptly of any event which either party reasonably believes may give rise to a claim by CGBAM or PMB pursuant to the foregoing indemnity and, upon demand by CGBAM or PMB, to defend against any such claim in the place and on behalf of CGBAM or PMB, respectively.

7.	Assignment

This Agreement shall not be assigned or transferred by either party without the prior written consent of the other party.

8.	Arbitration

Any controversy or claim arising out of or relating to the compensation to be paid by PMB for the services rendered by CGBAM pursuant to the terms of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Either party to this Agreement may submit to arbitration any controversy or claim.

9.	Applicable Laws and Regulations

The services performed under this Agreement by CGBAM will be subject to the regulations and examination of the federal or state agencies having supervisory jurisdiction over CGBAM and PMB to the same extent as if such services were being performed solely by PMB on its own premises. The provisions of this Agreement are subject to the approval, modification, regulation or ruling of any governmental agency having jurisdiction over CGBAM, PMB or their affiliates.

This Agreement shall be binding on and shall be to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and shall be governed by the laws of the State of California. This Agreement may be amended or modified only by a writing executed by the parties hereto. If any provision of this Agreement is adjudged unlawful by any court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect. Further, if any part of this Agreement is adjudged invalid by a court of competent jurisdiction, such determination shall have no effect whatsoever on the amount or amounts of compensation to be paid to CGBAM pursuant to the terms of this Agreement.

10.	Accounting

Upon termination or expiration of this Agreement, CGBAM and PMB shall do all things necessary to effect a final and complete accounting under this Agreement, and PMB shall promptly thereafter pay to CGBAM any amount due to CGBAM under the terms of this Agreement.

11.	Confidentiality

CGBAM will hold in confidence all information relating to PMB’s assets, liabilities, business or affairs, or those of any of its affiliates, which is received by CGBAM in the course of rendering the services hereunder. CGBAM will make the same effort to safeguard such information as it does to protect its own proprietary data. CGBAM will not use any proprietary information regarding PMB for its own benefit or that of any affiliate, and all confidential information obtained during the term of this Agreement will be returned to PMB upon its termination.

12.	Headings

The headings or titles of the several sections hereof shall be solely for convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

13.	Counterpart Signatures

This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

PACIFIC MERCANTILE BANK

/s/ Nancy Gray
By:	Nancy Gray
Its:	Chief Financial Officer

CGB ASSET MANAGEMENT, INC.

/s/ John D. Flemming
By:	John D. Flemming
Its:	President